As filed with the Securities and Exchange Commission on May 29, 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALIGN TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)

881 Martin Avenue

Santa Clara, CA 95050

(Address of Principal Executive Offices)

2005 Incentive Plan

Employee Stock Purchase Plan

(Full Titles of the Plans)

Eldon M. Bullington

Chief Financial Officer

Align Technology, Inc.

881 Martin Avenue

Santa Clara, CA 95050

(408) 470-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Chris Fennell, Esq.	Roger E. George
Wilson Sonsini Goodrich & Rosati	Vice President, Corporate and Legal
Professional Corporation	Affairs and General Counsel
650 Page Mill Road	Align Technology, Inc.
Palo Alto, CA 94304-1050	881 Martin Avenue
(650) 493-9300	Santa Clara, CA 95050
(408) 470-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share to be issued under the 2005 Incentive Plan	445,038	(2)	N/A	(2)	N/A	(2)	N/A	(2)
Employee Stock Purchase Plan	1,500,000	(3)	$19.24	(4)	$28,860,000	(4)	$886.00

(1)

This registration statement shall also cover any additional shares of common stock which become issuable under the 2005 Incentive Plan or the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Align Technology, Inc. common stock.

(2)

Shares to be offered and sold under the 2005 Incentive Plan relate to 445,038 shares previously registered for offer or sale under the 2001 Equity Incentive Plan (the “2001 Plan”) on a Registration Statement on Form S-8 filed on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”). The 445,038 shares previously registered for offer or sale under the 2001 Plan have not been issued and may be offered and sold under the 2005 Incentive Plan (the “Carryover Shares”). In connection with the Initial Registration Statement, the registrant paid a total registration fee of $41,657 of which $1,523 related to the Carryover Shares. Pursuant to Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the registrant has carried forward the registration fee related to the Carryover Shares. Therefore, no further registration fee is required with respect to the Carryover Shares. The registrant is concurrently filing a Post-Effective Amendment No. 2 to Registration Statement on the Initial Registration Statement to deregister 445,038 unissued shares.

(3)

Reflects an automatic annual increase to the number of shares of the registrant’s common stock reserved for issuance under the Employee Stock Purchase Plan of 1,500,000 shares, which annual increase is provided for in the Employee Stock Purchase Plan.

(4)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on 85% of the average of the high and the low prices for the registrant’s common stock as reported on the Nasdaq Global Market on May 25, 2007, which price was $22.64.

EXPLANATORY NOTE

In May 2005, the stockholders of Align Technology, Inc. (the “Company”) approved the 2005 Incentive Plan (the “2005 Plan”), which replaced the Company’s 2001 Stock Incentive Plan (the “2001 Plan”).  The 2005 Plan has 9,983,379 shares of the Company’s common stock (the “Common Stock”) reserved for issuance, plus up to an aggregate of 5,000,000 shares that may be returned to the 2001 Plan as a result of the termination of outstanding options or repurchase of shares.  As of March 31, 2007, 445,038 additional  shares of Common Stock have been transferred to the 2005 Plan as a result of the termination of outstanding options initially granted under the 2001 Plan (such 445,038 shares are in addition to the 1,648,447 previously transferred from the 2001 Plan to the 2005 Plan).

This registration statement on Form S-8 relates to the registration of (i) 445,038 shares of Common Stock (the “Carryover Shares”) previously registered on Registration Statement on Form S-8 filed on February 5, 2001 (Registration No. 333-55020) and (ii) 1,500,000 shares of Common Stock that may be issued under the Company’s Employee Stock Purchase Plan.  None of the Carryover Shares may be issued under the 2001 Plan; such Carryover Shares may only be issued, offered and sold under the 2005 Plan.

In accordance with the principals set forth in interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, this Registration Statement on Form S-8 carries forward the $1,523 registration fee previously paid with respect to the Carryover Shares.  The Company is filing a post-effective amendment to the Registration Statement on Form S-8 (Registration No. 333-55020) to deregister the Carryover Shares contemporaneously with the filing of this Registration Statement.

ALIGN TECHNOLOGY, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)                                 The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 12, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)                                The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 7, 2007 pursuant to Section 13(a) of the Exchange Act.

(c)                                 The Company’s Current Reports on Form 8-K filed with the Commission on:

•                  January 12, 2007; and

•                  April 5, 2007.

in each case pursuant to Section 13 of the Exchange Act.

(d)                                The description of the Company’s common stock contained in the Company’s Registration Statement No. 000-32259 on Form 8-A filed with the Commission on January 25, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Company’s Amended and Restated Certificate of Incorporation provides for the indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law.

The Company enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Company are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 29th day of May, 2007.

ALIGN TECHNOLOGY, INC.

By:	/s/ Eldon M. Bullington
Eldon M. Bullington
Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Eldon M. Bullington and Thomas M. Prescott as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated this 29th day of May, 2007.

Signature	Title

/s/ Thomas M. Prescott	President and Chief Executive Officer (Principal Executive Officer)
Thomas M. Prescott

/s/ Eldon M. Bullington	Vice President and Chief Financial Officer (Principal Financial and Accounting
Eldon M. Bullington	Officer)

/s/ H. Kent Bowen	Director
H. Kent Bowen

/s/ David E. Collins	Director
David E. Collins

/s/ Joseph Lacob	Director
Joseph Lacob

/s/ C. Raymond Larkin Jr.	Director and Chairman of the Board
C. Raymond Larkin Jr.

/s/ George J. Morrow	Director
George J. Morrow

/s/ Greg J. Santora	Director
Greg J. Santora

/s/ Warren S. Thaler	Director
Warren S. Thaler

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained in signature page).